EXHIBIT 10.9

PROMISSORY NOTE

$30,000.00	February 4, 2015

FOR VALUE RECEIVED, El Capitan Precious Metals, Inc. (“MAKER”), promises to pay to Management Resource Initiative, Inc. (“LENDER”), the sum of Thirty Thousand Dollars ($30,000.00), with interest thereon at the rate of eighteen percent (18%) per annum from February 4, 2015. Payment of this Note, including both principal and interest, shall be made by Maker to Lenders on February 4, 2016. Payments shall be first applied to interest due and then thereafter to principal.

MAKER agrees to pay this Note and waives demand, presentment, protest, and notice of dishonor, and agrees that, without notice, any indebtedness represented by this Note may from time to time be renewed or extended by the Parties, and in such event, the liability shall continue hereunder upon the indebtedness as so renewed or extended, and agrees in case of any default under this Note to pay all costs of collections, including reasonable attorney’s fees and the maximum late charges or interest permitted of law.

MAKER, at its option, may make prepayments of principal and interest at any time without any penalty.

In addition, Maker shall issue to Lender two hundred thousand (200,000) shares of its Rule 144 stock, as an incentive for providing the funds which form the basis for this Note.

DATED this 4th day of February, 2015.

EL CAPITAN PRECIOUS METALS, INC.

/s/ Charles C. Mottley
Charles C. Mottley
Its CEO

PERSONAL GUARANTY

Charles C. Mottley does hereby personally guaranty this Promissory Note, being personally responsible for payment.

/s/ Charles C. Mottley
Charles C. Mottley